Exhibit 3.1

Execution Version

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

AVAYA HOLDINGS CORP.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Avaya Holdings Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Section 4.2(a) of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the following resolutions were adopted on October 1, 2019 by the Board of Directors of the Corporation (the “Board”) pursuant to Section 151 of the Delaware General Corporation Law:

WHEREAS, the Corporation desires to issue shares of Series A Convertible Preferred Stock (the “Preferred Stock”) of the Corporation in aggregate principal amount of up to $500,000,000;

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby approves and authorizes the Preferred Stock and the issuance thereof; and

FURTHER RESOLVED, that the shares of Preferred Stock shall have the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions thereof, set forth below:

1. Certain Definitions.

As used in this Certificate of Designations (this “Certification of Designations”) of the Preferred Stock, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that the Corporation and its subsidiaries shall not be deemed to be Affiliates of any Holder.

“Bloomberg” means Bloomberg Financial Markets and its successors.

“Business Day” means any day except a Saturday, a Sunday or other day on which the U.S. Securities and Exchange Commission or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Amended and Restated Bylaws of the Corporation.

“Change of Control” means the consummation of any transaction or series of related transactions involving (i) any direct or indirect purchase or other acquisition by any Person, whether from the Corporation or any other Person(s), of securities representing more than 50% of the total outstanding voting power of Corporation after giving effect to the consummation of such purchase or other acquisition and either such Person files any schedule, form or report under the Exchange Act disclosing such ownership or the Corporation otherwise becomes aware of such ownership; (ii) any direct or indirect purchase or other acquisition by, or license or grant of other quasi-ownership or similar interest to, any Person of, in, or to more than 50% of the consolidated assets of the Corporation and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); (iii) any merger, consolidation, business combination, recapitalization, reorganization, or other transaction involving the Corporation or any of its subsidiaries pursuant to which any Person would hold securities representing more than 50% of the total outstanding voting power of the Corporation or of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction.

“Closing Date” means the date of the closing of the purchase and sale of Preferred Stock pursuant to Section 2.02 of the Investment Agreement.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of shares of Common Stock on the Principal Market on such date. If the Common Stock is not traded on the Principal Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Corporation for such purpose.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation, including the stock into which the Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Common Stock Equivalents” means any equity securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of December 15, 2017, by and among Avaya Inc., Avaya Holdings, Goldman Sachs Bank USA, as administrative agent and collateral agent, the subsidiary guarantors party thereto and each lender from time to time party thereto, and all pledge, security and other agreements and documents related thereto.

“Conversion Price” means $16.00, subject to adjustment as provided herein.

“Conversion Rate” means, as of any date, the rate determined by dividing the Stated Value by the Conversion Price, each as in effect on such date.

“Conversion Shares” means the shares of Common Stock into which the Preferred Stock is convertible.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Current Market Price” means, for each share of Common Stock as of any applicable record date for any issuance, distribution, dividend or other action, the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day before the record date with respect to such issuance, distribution, dividend or other action, as the case may be, appropriately adjusted to take into account the occurrence during such period of any event described in Section 9.

“Deemed Liquidation” means the occurrence of any of the following events: (i) a Change of Control; (ii) an Insolvency Event; or (iii) the stockholders of the Corporation approve or the Corporation otherwise adopts any plan or proposal for a Liquidation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means: (i) with respect to any asset constituting cash or cash equivalents, the amount of such cash or cash equivalents, and (ii) with respect to any security or other property (other than cash or cash equivalents), the fair market value of such security or other property, as determined by board of directors of the Corporation or an authorized committee thereof, in each case acting in good faith.

“Framework Agreement” means that certain Framework Agreement, dated on or about October 3, 2019, by and between Corporation the counterparty thereto, as may be amended, modified, or supplemented from time to time.

“Holder” or “Holders” means the holder or holders of the Preferred Stock.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Corporation and is reasonably acceptable to the Required Holders.

“Insolvency Event” means the Corporation or any of its subsidiaries comprising more than 50% of the Corporation’s consolidated assets (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code or other applicable law concerning bankruptcy, insolvency, liquidation, dissolution, or creditors rights), (b) has had a receiver, manager, receiver and manager, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors or (c) admits in writing to a third party its inability to pay its debts as they become due.

“Investment Agreement” means that certain Investment Agreement, dated on or about October 3, 2019, by and among the Corporation and the investor party thereto, as may be amended, modified, or supplemented from time to time.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated on or about the Closing Date, by and among the Corporation and the investor party thereto, as may be amended, modified, or supplemented from time to time.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents other than Parity Stock or those securities of the Corporation which are explicitly senior to the Preferred Stock in dividend rights or liquidation preferences.

“Liquidation Preference” means an amount per share equal to one times (1x) the Stated Value plus any accrued and unpaid (but not accrued and unaccumulated) Preferred Dividends and Participating Dividends.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Parity Stock” means any class or series of capital stock of the Corporation hereafter authorized that expressly ranks on a parity basis with the Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets in any Liquidation or Deemed Liquidation, voting powers, designations, preferences or other special rights. “Parity Stock” shall include any rights, options or warrants exercisable or exchangeable for or convertible into Parity Stock.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof), or any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Principal Market” means the New York Stock Exchange or if the New York Stock Exchange is not the principal market for the Common Stock, then the principal securities exchange or securities market on which the Common Stock are then traded.

“Required Holders” means, as of any date, the Holders holding at least a majority of the Preferred Stock outstanding as of such date.

“Special Redemption Trigger” means the failure of the Corporation, on or prior to December 15, 2023, to refinance, replace, extend or otherwise modify the term loans under the Company Term Loan Credit Agreement to provide that the earliest maturity date applicable to all outstanding term loans thereunder shall be no earlier than December 15, 2026.

“Stated Value” means initially $1,000.00 per share, plus the sum of any Preferred Dividends paid in the form of an increase in the Stated Value of such share.

“Stockholder Approval” means all approvals, if any, of the stockholders of the Corporation required for the removal of the Conversion Cap or to otherwise comply with Rule 312.03 of the New York Stock Exchange Listed Company Manual or any successor rule, or any other similar applicable rule of the Principal Market.

“Taxes” means any federal, state, local or non-U.S. taxes, including sales and use taxes, transaction privilege taxes, gross receipts taxes, income taxes, business and occupation taxes, social security taxes, payroll taxes, employment taxes, estimated taxes, real property taxes, stamp taxes, franchise taxes, transfer taxes, value added taxes, withholding taxes, unemployment taxes, and other similar charges in the nature of tax such as duties, customs, tariffs, imposts, and government-imposed surcharges (including any fee, assessment, or other charge relating to the Universal Service Fund or similar vehicle or system of subsidies and fees managed by the Federal Communications Commission or other Governmental Entity) imposed by any Governmental Entity, together with any interest, penalties and additions to tax imposed thereon.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained by the Corporation for such purpose).

2. Number and Designation. The Preferred Stock shall be designated as Series A Convertible Preferred Stock, which shall be a series of the preferred stock, par value $0.01 per share, of the Corporation and the number of shares so designated shall be 125,000 shares.

3. Dividends.

(a) From and after the Closing Date, each Holder, in preference and priority to the holders of all other classes or series of stock of the Corporation, shall be entitled to receive, with respect to each share, or fraction of a share, of Preferred Stock then outstanding and held by such Holder, dividends accruing on a daily basis, commencing from the date of issuance of such share of Preferred Stock, at the rate of three percent (3%) per annum of the Stated Value per whole share (or proportion thereof with respect to fractional shares) of such series of Preferred Stock (the “Preferred Dividends”). The Preferred Dividends shall be cumulative, whether or not earned or declared, shall compound quarterly and shall be paid quarterly in arrears on the last day of March, June, September and December in each year, commencing December 31, 2019. For the avoidance of doubt, dividends shall accrue daily on the Stated Value of each share of Preferred Stock as such Stated Value is increased by any payment of Preferred Dividends pursuant to the immediately succeeding sentence and such dividends shall be considered accumulated upon the date scheduled for payment of such dividends. The Preferred Dividends shall be paid, at the option of the Corporation, in the form of cash or paid in kind by an increase in the Stated Value of the Preferred Stock, or any combination thereof.

(b) In the event that the Corporation shall at any time pay a dividend on or make a distribution in respect of the Common Stock in cash or any other class or series of capital stock of the Corporation, the Corporation shall, at the same time and on the same terms, pay or distribute to each Holder a dividend (or distribution) equal to the dividend (or distribution) that would have been payable or made to such Holder if the shares, or fraction of a share, of Preferred Stock held by such Holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend or distribution (the “Participating Dividends”).

(c) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accumulated with respect to the Preferred Stock, such payment shall be distributed pro rata among the Holders entitled thereto based upon the Stated Value on all shares of Preferred Stock held by each such Holder.

4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”) or any Deemed Liquidation, after the satisfaction in full of the debts of the Corporation, the Holders shall receive from the net assets of the Corporation, before any distribution or payment shall be made to the holders of any Junior Securities, the Liquidation Preference multiplied by the number of shares of Preferred Stock held by such Holders, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets of the Corporation shall be distributed to the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full satisfaction of the Liquidation Preference multiplied by the number of shares of Preferred Stock held by such Holders. In addition to the notice requirements of Section 11 hereof, the Corporation shall mail written notice of any Liquidation or Deemed Liquidation not less than 45 days prior to the payment date stated therein, to each Holder.

5. Right of the Holders to Convert.

(a) At any time from and after the Closing Date, each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8(a), to convert each share of such Holder’s Preferred Stock at any time into that number of shares of Common Stock determined by the Conversion Rate (a “Holder Conversion”). The right of a Holder Conversion may be exercised as to all or any portion of such Holder’s Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Preferred Stock (as adjusted for any subdivision by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) (unless such conversion relates to all shares of Preferred Stock held by such Holder). Notwithstanding anything herein to the contrary, prior to the receipt of Stockholder Approval, the Preferred Stock shall not, under any circumstances, be convertible into more than the number equal to (i) 22,123,022 shares of Common Stock outstanding immediately prior to the Closing Date minus (ii) the aggregate number of shares of Common Stock issued pursuant to Section 5.4(h) of the Framework Agreement since the date of such agreement, in connection with such conversion (such limitation, the “Conversion Cap”).

(b) Any shares of Common Stock issued upon conversion of Preferred Stock (i) shall be duly authorized, validly issued, fully paid and nonassessable, (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be approved for listing on the Principal Market.

6. Redemption at Option of the Corporation. The Corporation may, at its option at any time after the valid termination of the Framework Agreement, redeem in whole all shares of Preferred Stock at the time outstanding, by delivery of written notice to each Holder (the “Corporation Redemption Notice”) at least ten (10) Business Days prior to the proposed date of redemption (the “Corporation Redemption Date”) set forth in the Corporation Redemption Notice, at a redemption price to paid in cash for each share of Preferred Stock to be redeemed equal to the then applicable Liquidation Preference. Notwithstanding the foregoing, and for the avoidance of doubt, in the event the Corporation delivers a Corporation Redemption Notice, the Holders may still exercise their conversion rights pursuant to Section 8 by delivering a Conversion Notice to the Corporation at least five (5) days prior to the Corporation Redemption Date, and, if a Conversion Notice is so delivered, then, with respect to the shares of Preferred Stock to be converted pursuant to such Conversion Notice, the Corporation Redemption Notice shall be null and void ab initio and of no force or effect; any Conversion Notice delivered less than five (5) days prior to the Corporation Redemption Date shall be of no force or effect.

7. Redemption at Option of Holder.

(a) At any time after (i) the valid termination of the Framework Agreement or (ii) December 15, 2023 if the Special Redemption Trigger has occurred, any Holder may, upon notice to the Corporation, require that the Corporation redeem all or part of the shares of Preferred Stock at the time held by such Holder, by delivery of written notice to the Corporation (the “Redemption Request”) at least twenty-one (21) days prior to the proposed date of redemption (the “Redemption Date”) set forth in the Redemption Request, at a redemption price to paid in cash for each share of Preferred Stock to be redeemed equal to the then applicable Liquidation Preference; provided, however, that, in the event the Framework Agreement is terminated by Avaya Inc. pursuant to Section 11.2(b)(ii)(A) thereof, the Redemption Date shall in no event occur prior to the date that is five (5) years after the Closing Date.

(b) Promptly following receipt of a Redemption Request under Section 7(a) and no later than fifteen (15) days prior to the Redemption Date contemplated thereby, the Corporation shall mail a notice of optional redemption by first-class mail, postage prepaid to each Holder (other than the Holder(s) who submitted the applicable Redemption Request), which notice shall state the applicable Redemption Date and the applicable Liquidation Preference. Any Holder may then, in its sole discretion, exercise its redemption right (without waiver of any other redemption rights herein) with respect to all or any portion of the shares of Preferred Stock (the “Redemption Securities”) beneficially owned by such Holder by delivery to the Corporation of a written notice no less than three (3) days prior to the applicable Redemption Date stating (x) that such Holder is exercising the right of redemption described herein and (y) the number of shares of the Redemption Securities with respect to which such Holder is exercising its redemption right.

(c) Upon a redemption of shares of Preferred Stock pursuant to Section 6 or this Section 7 (a “Redemption”), the Corporation shall pay the applicable Liquidation Preference for each share of Preferred Stock to be redeemed in cash on the later of (i) the Corporation Redemption Date or Redemption Date, as applicable and (ii) upon the receipt of surrender of the certificates, if any, representing the shares of Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so reasonably require, and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Corporation); provided that if such certificates are lost, stolen or destroyed, the Corporation may require the applicable Holder to execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith, prior to paying such Liquidation Preference.

(d) Shares of Preferred Stock to be redeemed in a Redemption, as the case may be, will from and after the Corporation Redemption Date or Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of such shares of Preferred Stock (except the right to receive from the Corporation the applicable Liquidation Preference) shall cease and terminate with respect to such shares; provided that in the event that a share of Preferred Stock is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Liquidation Preference in cash in full, such share of Preferred Stock will not be deemed redeemed on the Corporation Redemption Date or Redemption Date and remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(e) Any Redemption shall be payable out of any cash legally available therefor. At the time of the Redemption, the Corporation shall take all actions required or permitted under applicable law, Delaware law or contract to permit the Redemption and to make cash legally available for such Redemption. To the extent that the Corporation has insufficient cash to redeem all of the shares of Preferred Stock upon the Redemption, the Corporation shall then and at all times thereafter use available cash to redeem a pro rata portion of such shares of Preferred Stock, to the extent permissible under Delaware law or other applicable law.

8. Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure. A Holder must do each of the following in order to effect a Holder Conversion: (i) in the case of a Holder Conversion, complete and execute the conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) (which Conversion Notice may be effective at a future time or conditioned on the completion of a corporate transactions as specified in such Conversion Notice (the “Conversion Effective Date”)), and deliver such notice to the Corporation; (ii) deliver to the Corporation the certificate or certificates (if any) representing the shares of Preferred Stock to be converted; (iii) if and as reasonably required, furnish appropriate endorsements and transfer documents; and (iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 14.

The “Conversion Time” means the close of business on the date on which such Holder complies with the procedures in this Section 8(a) (or the Conversion Effective Date if such Holder has complied with such procedures as of such date).

(b) Effect of Conversion. Effective immediately at the applicable Conversion Time, (i) Preferred Dividends and Participating Dividends shall no longer accrue or be declared on any shares of Preferred Stock converted in such Conversion, (ii) such shares of converted Preferred Stock shall cease to be outstanding, and (iii) such Conversion Shares determined by the Conversion Rate as of such Conversion Time shall be issued and outstanding.

(c) Record Holder of Underlying Securities as of Conversion Time. The Person or Persons entitled to receive the Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of such Conversion Time. As promptly as practicable on or after the Conversion Time (and in any event no later than two (2) Trading Days thereafter), the Corporation issue the number of whole Conversion Shares to be issued upon such Conversion and shall instruct its transfer agent to make appropriate notation by book-entry reflecting such issuance. In the event that a Holder shall not by written notice designate the name in which Conversion Shares should be registered, the Corporation shall be entitled to register such Conversion Shares in the name of the Holder of the Preferred Stock that was converted into such Conversion Shares and in the manner shown on the records of the Corporation.

(d) No Fractional Shares. No fractional Conversion Shares shall be issued. In the event a fractional Conversion Share would be issued on a Conversion, the number of Conversion Shares to be issued shall be rounded down to the nearest whole share and the Holder of such unconverted Preferred Stock shall receive cash in lieu of such fractional Conversion Share.

9. Adjustment of Conversion Price. The Conversion Price and the number of Conversion Shares shall be adjusted from time to time as follows:

(a) If the Corporation at any time on or after the Closing Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the Certificate of Incorporation, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased. If the Corporation at any time on or after the Closing Date combines (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the Certificate of Incorporation, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section 9(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) If and whenever on or after the Closing Date, the Corporation shall, by dividend, sale, merger, or otherwise, distribute to all or substantially all holders of its Common Stock (other than cash in lieu of fractional shares), cash, shares of any class of capital stock, evidences of its indebtedness, assets, other property or securities, but excluding Participating Dividends (any of such shares of capital stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then automatically, in each such case, the Conversion Price shall be adjusted based on the following formula:

Adjusted Conversion Price = B x ((C - FMV) / C)

where

“B” equals the Conversion Price in effect immediately preceding the dividend or distribution of such Distributed Property;

“C” equal the Current Market Price as of the record date for such dividend or distribution; and

“FMV” equals the Fair Market Value of the portion of Distributed Property (or, with respect to dividends or distributions paid exclusively in cash, the amount in cash) distributed with respect to each outstanding share of Common Stock on the record date for such dividend or distribution.

If any such event is declared but does not occur, the Conversion Price shall be readjusted, effective as of the date on which the Board announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been declared.

(c) If any event occurs of the type contemplated by the provisions of this Section 9 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights or phantom stock rights), an appropriate adjustment will automatically be deemed to have occurred in the Conversion Price and the number of Conversion Shares so as to protect the rights of the Holder, and the Corporation will promptly confirm such adjustment by notice to the Holders; provided that no such adjustment pursuant to this Section 9(c) will increase or decrease the Conversion Price or increase or decrease the number of Conversion Shares as otherwise determined pursuant to this Section 9 or to the extent the Holders participate in a dividend or distribution event pursuant to Section 3(b).

(d) Adjustment for Merger or Reorganization, Etc. If there shall occur any reorganization, recapitalization, amendment of the Certificate of Incorporation, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation), then automatically, following any such reorganization, recapitalization, amendment, consolidation or merger, in each case pursuant to which shares of Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, each share of Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, amendment, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 9 set forth with respect to the rights and interest thereafter of the Holders, to the end that the provisions set forth in this Section 9 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any transaction described by this Section 9, each Holder shall have a reasonable opportunity (which shall be in no event shorter than the election period afforded the holders of Common Stock) to elect the form of consideration into which such Holder’s shares of Preferred Stock shall be convertible as a result of such transaction. The election contemplated by the preceding sentence: (i) will be made on a Holder-by-Holder basis, (ii) will be subject to any limitations to which all of the holders of Common Stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such transaction and (iii) will be conducted in such a manner as to be completed by the date which is the earlier of: (1) the deadline for elections to be made by holders of Common Stock, and (2) two Trading Days prior to the anticipated effective date of such transaction.

10. Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon conversion of all shares of the Holder’s Preferred Stock (without regard to any limitations on the conversion thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

11. Notices. Upon any adjustment of the Conversion Price or the number of Conversion Shares, then, and in each such case the Corporation shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder at the address of such Holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. In addition, in case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation;

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

(5) there shall be any Deemed Liquidation;

then, in any one or more of said cases, the Corporation shall give, by email or first class mail, postage prepaid, addressed to each Holder at the address of such Holder as shown on the books of the Corporation, (a) at least ten (10) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, Deemed Liquidation, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, Deemed Liquidation, dissolution, liquidation or winding up, at least ten (10) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, Deemed Liquidation, dissolution, liquidation or winding up, as the case may be.

12. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Preferred Stock as herein provided, such number of Conversion Shares as shall then be issuable upon the conversion of all outstanding shares or fractions of shares of Preferred Stock. All Conversion Shares which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of stock transfer, documentary, stamp or similar taxes), shall be approved for listing on the Principal Market and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Corporation’s Certificate of Incorporation.

13. Effect of Reacquisition of Shares Upon Redemption, Repurchase, Conversion or Otherwise. Shares of Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Corporation undesignated as to series, and may be redesignated as any series of preferred stock of the Corporation and reissued.

14. Issue Taxes and Fees. The issuance of certificates, if any, for shares of Common Stock upon conversion of the Preferred Stock shall be made without charge to the holders thereof for any (a) issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Corporation shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted or (b) fees (including fees of the transfer agent or The Depository Trust Company).

15. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock; provided, however, nothing herein shall be construed to prevent the Corporation from setting record dates for the holders of its securities.

16. Voting. In addition to any class voting rights provided by law and this Certificate of Designation, the Holders shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors). With respect to the voting rights of the Holders, each Holder shall be entitled to cast one vote for each Conversion Share that would be issuable to such Holder upon the conversion of all the shares of Preferred Stock held by such Holder on the record date for the determination of stockholders entitled to vote as determined by the Conversion Rate. Notwithstanding the forgoing, for so long as the Conversion Cap remains in effect, the Holders, in the aggregate, shall be limited to cast a number of votes with respect to their shares of Preferred Stock, Conversion Shares and any shares of Common Stock issued pursuant to Section 5.4(h) of the Framework Agreement equal to the voting power of 22,123,022 shares of Common Stock.

17. Certain Restrictions. In addition to any other vote of the Holders required by law or by the Certificate of Incorporation, without the prior consent of the Required Holders, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the Holders shall vote together as a class, the Corporation will not (and any action purportedly taken without such consent shall be null and void ab initio and of no force or effect):

(a) (x) authorize, create, designate, establish or issue (whether by merger, consolidation, amendment of the Certificate of Incorporation or otherwise) (A) an increased number of shares of Preferred Stock, or (B) any other class or series of capital stock ranking senior to or on parity with the Preferred Stock as to dividend rights or rights on the distribution of assets in any Liquidation or Deemed Liquidation, (y) reclassify any shares of Common Stock into shares having any preference or priority as to dividend rights or rights on the distribution of assets in any Liquidation or Deemed Liquidation superior to or on parity with any such preference or priority of the Preferred Stock or (z) issue any shares of Preferred Stock to any person other than the Holders of a majority of shares of Preferred Stock;

(b) amend, restate, alter or repeal this Certificate of Designation or any of the rights, powers or preferences the Preferred Stock (whether by merger, consolidation, amendment of the Certificate of Incorporation or otherwise);

(c) amend, restate, alter or repeal the Certificate of Incorporation or the Bylaws (whether by merger, consolidation or otherwise) in a manner which would (A) adversely affect a Holder’s ability to, as applicable, (x) transfer its shares of Preferred Stock or Common Stock to any person or (y) effect a Conversion or Redemption in accordance with the terms hereof, or (B) otherwise be materially detrimental to the Preferred Stock or any of the Holders;

(d) directly or indirectly, declare or pay any dividend or distribution on, or directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any subsidiary of the Corporation to redeem, repurchase or acquire, any Junior Securities, other than any Participating Dividends to be paid upon all outstanding Preferred Stock.

18. No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the Holders against impairment. Without limiting the generality of the foregoing, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of the Preferred Stock above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Preferred Stock, and (iii) shall, so long as any shares or fraction of a share of Preferred Stock remain outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock, 100% of the number of shares of Common Stock issuable upon conversion of the Preferred Stock then outstanding (without regard to any limitations on conversion).

19. No Waiver. Except as otherwise modified or provided for herein, the Holders shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such Holders under the Delaware General Corporation Law.

20. Amendment; Waiver. Any term of the Preferred Stock may be amended or waived (including the adjustment provisions included in Section 9 hereof) upon the written consent of the Corporation and the Required Holders, in accordance with Delaware law.

21. Action By Holders. Any action or consent to be taken or given by the Holders may be given either at a meeting of the Holders called and held for such purpose or by written consent of the Holders.

22. Fractional Shares. Preferred Stock may be issued in fractions of a share that shall entitle each Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of Holders, including all conversion and redemption rights.

23. Withholding. Notwithstanding anything herein or in any other agreement to the contrary, the Corporation and its Affiliates (or other applicable withholding agent) shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable in respect of the Preferred Stock or Common Stock any Taxes as may be required to be deducted or withheld in respect of the Preferred Stock or Common Stock under any provision of U.S. federal, state, local or non-U.S. law in respect of Taxes or other applicable law and the Holders shall provide the Corporation (or other applicable withholding agent) with any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. To the extent any withholding Taxes are required to be paid in respect of the Preferred Stock or the Common Stock other than in respect of a cash payment being made on the Preferred

Stock or the Common Stock pursuant to this Certificate of Designations from which the withholding Taxes may be deducted, the applicable Holder in respect of whom such withholding is required to be made shall contribute to the Corporation (or at the option of the Corporation reimburse the Corporation for) an amount in cash equal to the full amount of any such withholding Taxes required to be paid. To the extent any amounts are deducted or withheld and paid over to the appropriate taxing authority pursuant to this Section 23 such amounts shall be treated for all purposes of this Certificate of Designations and otherwise as having been paid to the Holder in respect of which such deduction or withholding was made.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 30th day of October, 2019.

AVAYA HOLDINGS CORP.

By:	/s/ Shefali Shah
Name: Shefali Shah
Title: SVP, GC

[Certificate of Designations]

Exhibit A

FORM OF

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF

SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”), of Avaya Holdings Corp., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, par value $0.01 per share (“Common Stock”), of the Corporation according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except as described in the Corporation’s Certificate of Designations authorizing the Preferred Stock (the “Certificate of Designations”).

Conversion calculations:

Date and/or Event(s) to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Applicable Conversion Rate (or indication that the Corporation is to provide such rate):

Number of shares of Series A Preferred Stock subsequent to Conversion:

Address for Delivery:

OR

DWAC Instruction:

Broker No.:

Account No.

Capitalized terms used but not defined herein have the respective meaning assigned thereto in the Certificate of Designations.

RINGCENTRAL, INC.

By:
Name:
Title:

[Conversion Notice]